CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
$300,000,000 3.375% Senior Notes due 2021	$300,000,000	99.924%	$299,772,000	$37,322
$1,600,000,000 4.000% Senior Notes due 2023	$1,600,000,000	99.803%	$1,596,848,000	$198,808
$1,100,000,000 4.625% Senior Notes due 2029	$1,100,000,000	99.411%	$1,093,521,000	$136,144
Total	$3,000,000,000		$2,990,141,000	$372,274

(1)	The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-213290

Prospectus Supplement

(To Prospectus dated August 24, 2016)

Kraft Heinz Foods Company

Guaranteed by The Kraft Heinz Company

$300,000,000 3.375% Senior Notes due 2021

$1,600,000,000 4.000% Senior Notes due 2023

$1,100,000,000 4.625% Senior Notes due 2029

Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Issuer”), is offering $300,000,000 aggregate principal amount of 3.375% senior notes due 2021 (the “2021 Notes”), $1,600,000,000 aggregate principal amount of 4.000% senior notes due 2023 (the “2023 Notes”) and $1,100,000,000 aggregate principal amount of 4.625% senior notes due 2029 (the “2029 Notes” and, collectively with the 2021 Notes and the 2023 Notes, the “Notes”). The 2021 Notes will mature on June 15, 2021. The 2023 Notes will mature on June 15, 2023. The 2029 Notes will mature on January 30, 2029.

The Notes will be our unsecured senior obligations, will rank equally in right of payment with all of our existing and future unsecured senior debt and will rank senior in right of payment to all of our future subordinated debt. The Notes will be guaranteed (the “Guarantee”) on a senior basis by The Kraft Heinz Company, a Delaware corporation (the “Guarantor”). The Guarantee will rank equally in right of payment with the Guarantor’s existing and future unsecured senior debt and will rank senior in right of payment to all of the Guarantor’s future subordinated debt. The Notes and the Guarantee will be effectively subordinated to all of the Guarantor’s and our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

Interest on the Notes will accrue from June 15, 2018. We will pay interest on the 2021 Notes and the 2023 Notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018. We will pay interest on the 2029 Notes semi-annually in arrears on January 30 and July 30 of each year, beginning on January 30, 2019.

We may redeem some or all of the Notes at any time and from time to time at the redemption prices disclosed in this Prospectus Supplement under the heading “Description of the Notes—Optional Redemption.”

If we experience a Change of Control Triggering Event as defined in this Prospectus Supplement, holders of the Notes will have the right to require us to repurchase the Notes under the terms set forth under the heading “Description of the Notes—Change of Control Triggering Event.”

You should consider carefully the risk factors beginning on page S-5 of this Prospectus Supplement, the risk factors beginning on page 5 of the accompanying prospectus, and the risk factors incorporated by reference herein and therein before investing in the Notes.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us
Per 2021 Note	99.924%	0.250%	99.674%
Total	$299,772,000	$750,000	$299,022,000
Per 2023 Note	99.803%	0.350%	99.453%
Total	$1,596,848,000	$5,600,000	$1,591,248,000
Per 2029 Note	99.411%	0.450%	98.961%
Total	$1,093,521,000	$4,950,000	$1,088,571,000

Total	$2,990,141,000	$11,300,000	$2,978,841,000

(1)	Plus accrued interest, if any, from June 15, 2018, if settlement occurs after that date.

There is currently no public market for the Notes. The Notes will not be listed on any securities exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to investors in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about June 15, 2018.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan

Citigroup		Wells Fargo Securities

Goldman Sachs & Co. LLC		Morgan Stanley

Senior Co-Managers

Deutsche Bank Securities	HSBC	Mizuho Securities	RBC Capital Markets
Credit Agricole CIB	MUFG	Santander	SMBC Nikko
BNP PARIBAS			Credit Suisse

Co-Managers

Rabo Securities	Standard Chartered Bank

The date of this Prospectus Supplement is June 4, 2018.

Prospectus Supplement

Prospectus

We provide information to you about this offering in two separate documents. The accompanying prospectus, dated August 24, 2016, provides general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the Notes. This Prospectus Supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this Prospectus Supplement and into the accompanying prospectus. If information in this Prospectus Supplement is inconsistent with information in the accompanying prospectus, you should rely on this Prospectus Supplement.

Neither we nor the underwriters have authorized any dealer, salesperson or other person to provide any information or represent anything to you other than the information contained or incorporated by reference into this Prospectus Supplement or the accompanying prospectus. Neither we nor the underwriters take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. Capitalized terms not otherwise defined in this Prospectus Supplement are defined under “Description of the Notes.”

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We are not, and Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, Credit Agricole Securities (USA) Inc., MUFG Securities Americas Inc., Santander Investment Securities Inc., SMBC Nikko Securities America, Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Rabo Securities USA, Inc. and Standard Chartered Bank (collectively, the “underwriters”) are not, making an offer to sell or asking for offers to buy any of the securities (1) in any jurisdiction where it is unlawful, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities.

You should not assume that the information contained in this Prospectus Supplement is accurate as of any date other than the date of this Prospectus Supplement. You should not assume that the information contained in the accompanying prospectus or a document incorporated by reference herein or therein is accurate as of any date other than the date of the document in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should consult your own legal, tax and business advisors regarding an investment in the Notes. Information in or incorporated by reference into this Prospectus Supplement or the accompanying prospectus is not legal, tax or business advice.

This Prospectus Supplement and the accompanying prospectus summarize documents and other information in a manner we believe to be accurate. Statements contained in this Prospectus Supplement, the accompanying prospectus or in any document incorporated by reference herein or therein, regarding the contents of any contract or other document that has been filed with the SEC are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document as filed with the SEC. We refer you to the actual documents for a more complete understanding of the information we discuss in this Prospectus Supplement and the accompanying prospectus. See “Where You Can Find More Information.” Summaries of documents contained in this Prospectus Supplement may not be complete; we will make copies of certain documents available to you upon request. In making an investment decision, you must rely on your own examination of our company, these documents and the terms of this offering and the Notes, including the merits and risks involved.

You may be required to bear the financial risk of an investment in the Notes for an indefinite period. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer and sale of the Notes is prohibited. We do not make any representation to you that the Notes are a legal investment for you.

Each prospective purchaser of the Notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the Notes and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject, or in which it makes such purchases, offers or sales, and neither we nor the underwriters shall have any responsibility therefor.

We and the underwriters may, in our sole discretion, reject any offer to purchase the Notes in whole or in part, sell less than the entire principal amount of the Notes offered by this Prospectus Supplement or allocate to any purchaser less than all of the Notes for which it has subscribed. In addition, we reserve the right to withdraw this offering of the Notes at any time. This offering of the Notes is subject to the terms and conditions in this Prospectus Supplement.

We expect that the Notes will be delivered to investors in book-entry form through The Depository Trust Company on or about June 15, 2018, which will be the ninth business day following the date of pricing of the Notes (this settlement cycle is being referred to as “T+9”). Under Rule 15c6-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next six succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying prospectus and the documents to which we refer you herein and therein include certain “forward-looking statements” within the meaning of the federal securities laws with respect to our businesses, strategies and plans, our future financial condition, performance, liquidity and capital needs, the industry in which we operate and other similar matters. Statements included in or incorporated by reference into this Prospectus Supplement and the accompanying prospectus that are not historical facts, including statements about the beliefs and expectations of management, are forward-looking statements. Words such as “anticipate,” “reflect,” “invest,” “see,” “make,” “expect,” “give,” “deliver,” “drive,” “believe,” “improve,” “reassess,” “remain,” “evaluate,” “grow,” “will,” “plan” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements include, but are not limited to, statements regarding our plans, segment changes, growth, taxes, cost savings, impacts of accounting guidance and dividends. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important factors that affect our business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	operating in a highly competitive industry;

•	changes in the retail landscape or the loss of key retail customers;

•	our ability to maintain, extend and expand our reputation and brand image;

•	the impacts of our international operations;

•	our ability to leverage our brand value to compete against retailer brands and other economy brands;

•	our ability to predict, identify and interpret changes in consumer preferences and demand;

•	our ability to drive revenue growth in our key product categories, increase our market share or add products;

•	an impairment of the carrying value of goodwill or other indefinite-lived intangible assets;

•	volatility in commodity, energy and other input costs;

•	changes in our management team or other key personnel;

•	our ability to realize the anticipated benefits from our cost savings initiatives;

•	changes in relationships with significant customers and suppliers;

•	execution of our international expansion strategy;

•	tax law changes or interpretations;

•	our compliance with changes in laws and regulations and related legal claims or other regulatory enforcement actions;

•	product recalls or product liability claims;

•	unanticipated business disruptions;

•	our ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures;

•	economic and political conditions in the United States and in various other nations in which we operate;

•	volatility in capital markets and macro-economic factors;

•	increased pension, labor and people-related expenses;

S-iii

•	volatility in the market value of all or a portion of the derivatives we use;

•	exchange rate fluctuations;

•	risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security;

•	our ability to protect intellectual property rights;

•	impacts of natural events in the locations in which we or our customers, suppliers or regulators operate;

•	our indebtedness and ability to pay such indebtedness;

•	our ownership structure;

•	restatements of our consolidated financial statements; and

•	other risks and uncertainties described in the section entitled “Risk Factors” and elsewhere in this Prospectus Supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 30, 2017 (the “Annual Report”) and in our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These risks and those incorporated by reference into this Prospectus Supplement and the accompanying prospectus are not exhaustive. Other sections of this Prospectus Supplement and the accompanying prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results.

We are not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Accordingly, before you invest in the Notes, you should read this Prospectus Supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

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SUMMARY

This summary highlights certain information about our business and this offering. This is a summary of information contained elsewhere in this Prospectus Supplement, the accompanying prospectus or incorporated by reference herein or therein and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of this offering and our business, you should read this entire Prospectus Supplement, including the section entitled “Risk Factors,” the accompanying prospectus, all documents incorporated by reference herein or therein and our financial statements and related notes thereto, which are incorporated by reference in this Prospectus Supplement.

Unless otherwise indicated or the context otherwise requires, references in this Prospectus Supplement to (1) “Kraft Heinz,” “we,” “us” and “our” refer to The Kraft Heinz Company and its subsidiaries and (2) the “Issuer” refers to Kraft Heinz Foods Company.

Our Company

We are one of the largest food and beverage companies in the world, with sales in approximately 190 countries and territories. We manufacture and market food and beverage products, including condiments and sauces, cheese and dairy, meals, meats, refreshment beverages, coffee and other grocery products, throughout the world, under a host of iconic brands including Heinz, Kraft, Oscar Mayer, Philadelphia, Velveeta, Lunchables, Planters, Maxwell House, Capri Sun, Ore-Ida, Kool-Aid and Jell-O. A globally recognized producer of delicious foods, we provide products for all occasions whether at home, in restaurants or on the go. As of March 31, 2018, we had assets of $120.8 billion and for the three months ended March 31, 2018, we generated $6.3 billion of consolidated net sales. Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “KHC.”

Corporate Information

Our corporate co-headquarters are located in Pittsburgh, Pennsylvania and Chicago, Illinois. Our principal executive offices in Pittsburgh are located at The Kraft Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222. Our principal executive offices in Chicago are located at The Kraft Heinz Company, 200 East Randolph, Suite 7600, Chicago, Illinois 60601. Our telephone number is (412) 456-5700. Our website is located at http://www.kraftheinzcompany.com. Our website and the information contained therein are not incorporated into and are not part of this Prospectus Supplement.

THE OFFERING

The following summary of this offering contains basic information about the Notes. It is not intended to be complete and it is subject to important limitations and exceptions. This summary may not contain all the information that is important to you. For a more complete description of the terms of the Notes, including definitions of certain terms used in this summary, see “Description of the Notes.”

Issuer	Kraft Heinz Foods Company, a Pennsylvania limited liability company.

Securities	$300,000,000 aggregate principal amount of 3.375% Senior Notes due 2021.

$1,600,000,000 aggregate principal amount of 4.000% Senior Notes due 2023.

$1,100,000,000 aggregate principal amount of 4.625% Senior Notes due 2029.

Maturity Date	The 2021 Notes will mature on June 15, 2021. The 2023 Notes will mature on June 15, 2023. The 2029 Notes will mature on January 30, 2029.

Interest	The interest on the 2021 Notes will accrue at a rate equal to 3.375% per annum from June 15, 2018. The interest on the 2023 Notes will accrue at a rate equal to 4.000% per annum from June 15, 2018. The interest on the 2029 Notes will accrue at a rate equal to 4.625% per annum from June 15, 2018.

Interest Payment Dates	The 2021 Notes and the 2023 Notes will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018. The 2029 Notes will pay interest semi-annually in arrears on January 30 and July 30 of each year, beginning on January 30, 2019.

Ranking	The Notes will be unsecured senior indebtedness. Accordingly, they will be:

•	pari passu in right of payment with all of our existing and future senior indebtedness;

•	senior in right of payment to all of our future subordinated indebtedness;

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets secured by the indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2018, before giving effect to this offering and the application of the proceeds therefrom as set forth in “Use of Proceeds,” we had approximately $31,929 million aggregate principal amount of total indebtedness outstanding, consisting of $1,375 million of senior secured indebtedness, and $30,554 million of unsecured indebtedness, and an additional $4,000 million of available borrowing capacity under our senior unsecured revolving credit facility (the “Revolving Credit Facility”).

Guarantor	The Notes will be guaranteed fully and unconditionally by The Kraft Heinz Company, a Delaware corporation.

None of The Kraft Heinz Company’s subsidiaries will guarantee the Notes.

Ranking of the Guarantee	The Guarantee will be the Guarantor’s senior unsecured obligation and will be:

•	pari passu in right of payment with all of the Guarantor’s existing and future senior indebtedness;

•	senior in right of payment to all of the Guarantor’s future subordinated indebtedness;

•	effectively subordinated to all of the Guarantor’s existing and future secured indebtedness to the extent of the value of the assets secured by that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of the Guarantor’s subsidiaries.

Optional Redemption	We may redeem the Notes at any time and from time to time, in whole or in part, at our election at the applicable redemption prices set forth under “Description of the Notes—Optional Redemption.” On or after the applicable Par Call Date (as defined herein), we may redeem the 2023 Notes and the 2029 Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control	If the Issuer experiences a change of control and a ratings event, the holders of the Notes will have the right to require the Issuer to offer to repurchase the Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of the Notes—Change of Control Triggering Event.”

Absence of an Established Market for the Notes	The Notes are new securities, and there is currently no established trading market for the Notes. The underwriters have advised us that they presently intend to make a market in the Notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the Notes may not be available if you try to sell your Notes.

Minimum Denominations	The Notes will be issued on the issue date in global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We intend to use the proceeds from this offering, after deducting underwriting discounts and related fees and expenses, for the following: (i) to repay (a) $1,500 million outstanding principal amount of our 2.000% Senior Notes (the “U.S. Dollar July 2018 Notes”) when they mature on July 2, 2018, (b) $1,035 million outstanding principal amount of our 6.125% Senior Notes (the “August 2018 Notes”) when they mature on August 23, 2018 and (c) CAN$200 million outstanding principal amount of Canadian Dollar Floating Rate Senior Notes (the “Canadian Dollar July 2018 Notes” and, collectively with the U.S. Dollar July 2018 Notes and the August 2018 Notes, the “Maturing Notes”) when they mature on July 6, 2018, (ii) to repay amounts outstanding in connection with the wind-down of our U.S. accounts receivable securitization and factoring program (the “U.S. Securitization Program”), (iii) to refinance a portion of our commercial paper borrowings and (iv) for other general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or their affiliates may be holders of our existing indebtedness that we repay, redeem, repurchase, defease or otherwise retire. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of certain underwriters, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a “conflict of interest” with us in regards to this offering under Financial Industry Regulatory (“FINRA”) Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered are investment grade rated. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Indenture	The Notes will be issued under an indenture, dated July 1, 2015, among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by one or more supplemental indentures, dated as of the issue date, among the Issuer, the Guarantor and the Trustee (as supplemented, the “Indenture”).

Trustee	Deutsche Bank Trust Company Americas.

Risk Factors	Investing in the Notes involves substantial risks. You should consider carefully all the information in this Prospectus Supplement and, in particular, you should evaluate the specific risk factors set forth in the “Risk Factors” section in this Prospectus Supplement and the accompanying prospectus, as well as the other risk factors incorporated by reference herein and therein (including those set forth in the Annual Report, in subsequently filed Quarterly Reports on Form 10-Q and in subsequently filed Current Reports on Form 8-K), before making a decision whether to invest in the Notes.

RISK FACTORS

Before investing in the Notes, you should carefully consider the risks described below, those described in the section entitled “Risk Factors” in our Annual Report and the other information contained in this Prospectus Supplement, the accompanying prospectus and in the documents incorporated by reference herein, as may be updated from time to time by our subsequent reports and other filings under the Exchange Act that are incorporated by reference herein. See “Where You Can Find More Information.” In addition to the risks set forth below, new risks may emerge from time to time, and it is not possible to predict all risk factors or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Related to the Ownership of the Notes

We have substantial indebtedness. We may not be able to generate sufficient cash flow to service all of our indebtedness, including the Notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance all or a portion of our debt obligations and to fund planned capital expenditures depends on our future performance and our ability to generate significant operating cash flow, which is subject, among other things, to the success of our business strategy, customer demand, increased competition, prevailing economic conditions and financial, competitive, legislative, legal, regulatory and other factors, including those other factors discussed in these “Risk Factors,” or incorporated by reference herein, many of which are beyond our control.

As of March 31, 2018, before giving effect to this offering and the application of the proceeds therefrom as set forth in “Use of Proceeds,” we had approximately $31,929 million aggregate principal amount of total indebtedness outstanding, consisting of $1,375 million of senior secured indebtedness and $30,554 million of unsecured indebtedness, and we would have had an additional $4,000 million of available borrowing capacity under the Revolving Credit Facility. See “Capitalization.”

We cannot assure you that we will be able to generate a level of cash flow from our operations sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes, or that future borrowings will be available to us in an amount sufficient to enable us to service and repay the Notes and our other indebtedness and to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund these obligations, we may be forced to reduce or delay investments, strategic acquisitions and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes, all of which may or may not be accomplished on commercially reasonable terms and will depend on our cash needs, our financial condition at such time, the then prevailing market conditions and the terms of our then existing debt instruments, including the Indenture, which may restrict us from adopting some of these alternatives. Moreover, the instruments governing our indebtedness may restrict our ability to sell assets and our use of the proceeds from such sales. Finally, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations, and we cannot assure you that any assets that we could be required to dispose of could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be on acceptable terms.

Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could also harm our ability to incur additional indebtedness. Moreover, if our cash flow and capital resources are insufficient to allow us to comply with the various covenants in the instruments governing our indebtedness, then that could result in a default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable, including accrued and unpaid interest. In addition, holders of our secured indebtedness could elect to institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

The Notes will be structurally subordinated to the liabilities of our subsidiaries.

None of our subsidiaries will guarantee the Notes and, therefore, the Notes are obligations exclusively of the Issuer and the Guarantor and not of any of the Issuer’s subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes). Consequently, the Notes will be structurally subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

Negative covenants in the Indenture will have a limited effect.

The Indenture governing the Notes contains only limited negative covenants that apply to us and our subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. Accordingly, the Indenture will not protect holders of the Notes in the event we experience significant adverse changes in our financial condition or results of operations. See “Description of the Notes—Limitation on Liens” and “Description of the Notes—Sale and Leaseback Transactions.” In light of the limited negative covenants applicable to the Notes, our subsidiaries may incur substantial debt, and the holders of the Notes will be structurally subordinated to that debt.

Your right to receive payments on the Notes is effectively subordinated to the rights of holders of our secured debt to the extent of the value of the assets securing that debt.

As of March 31, 2018, we had approximately $1,375 million aggregate principal amount of secured indebtedness, consisting of (1) $1.2 billion of 4.875% Second Lien Senior Secured Notes due 2025 (the “2025 Notes”) and (2) £125 million of 6.250% guaranteed notes due 2030 (the “GBP Notes”) (converted to approximately $175 million at an exchange rate of £1 to $1.4017 as of March 31, 2018). See “Capitalization.”

Subject to the restrictions in the Indenture, we may incur significant additional indebtedness secured by our assets. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness, including the 2025 Notes or the GBP Notes, the holders of such indebtedness could declare all of the funds borrowed thereunder, including accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such notes could foreclose on such assets to the exclusion of holders of the Notes, even if an event of default exists under the Indenture at such time. In any such event, because the Notes will not be secured by such assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. In addition, the Indenture that will govern the Notes permits us to incur additional indebtedness that ranks equally with the Notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the Notes.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness, including the Notes, before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. We cannot assure you that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance a change of control offer if required by the Indenture.

Upon the occurrence of a Change of Control Triggering Event, as defined in the Indenture, the Issuer will be required to make an offer to purchase the Notes at a price in cash equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest, to the date of repurchase. Upon a change of control, we may be required to offer to repurchase or repay our outstanding indebtedness, including the Notes. We cannot assure you that we would have sufficient resources to repurchase the Notes or repay our other indebtedness, if such debt is required to be repurchased or repaid, upon the occurrence of a Change of Control Triggering Event. In any case, third-party financing most likely would be required in order to provide the funds necessary for the Issuer to make the change of control offer for the Notes and to refinance any other indebtedness that would become payable upon the occurrence of such events. We may not be able to obtain such additional financing on terms favorable to us or at all. See “Description of the Notes—Change of Control Triggering Event.”

We can enter into transactions, like recapitalizations, reorganizations and other highly leveraged transactions, that do not constitute a change of control but that could adversely affect the holders of the Notes.

The change of control provision contained in the Indenture may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the Indenture. Except as described under “Description of the Notes—Change of Control Triggering Event,” the Indenture will not contain provisions that would require the Issuer to offer to repurchase or redeem the Notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the Indenture will include a disposition of all or substantially all of the properties or assets of the Issuer and its subsidiaries taken as a whole to any person. There is a limited body of case law interpreting the phrase “all or substantially all,” and there is no precise established definition of the phrase. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its subsidiaries taken as a whole. As a result, it may be unclear as to whether a change of control has occurred and whether the Issuer is required to make an offer to repurchase the Notes.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Notes.

The Notes will be a new issue of securities for which there is no established trading market. The underwriters have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the Notes, and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the Notes may not develop or be maintained, which would adversely affect the market price and liquidity of the Notes. In that case, the holders of the Notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the Notes does develop, there is no guarantee that it will continue. The market, if any, for the Notes may experience disruptions, which may adversely affect the liquidity in that market or the prices at which you may sell your Notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities, including the Notes.

Credit rating agencies rate our debt securities based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating assigned to us or to our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the Notes and on the interest rate and/or tenor at which we can obtain funding.

In addition, we have accessed, and intend to continue to access, the commercial paper market for regular funding requirements. A downgrade in our credit ratings would increase our borrowing costs and could affect our ability to issue commercial paper. Disruptions in the commercial paper market or other effects of volatile economic conditions on the credit markets also could reduce the amount of commercial paper that we could issue and could raise our borrowing costs for both short-term and long-term debt offerings. Further, our inability to access the capital markets or an increase in our borrowing costs could materially and adversely affect our financial condition and results of operations.

Credit ratings may not reflect all risks.

Credit ratings assigned to the Notes and/or the Issuer by one or more other independent credit rating agencies do not necessarily mean that they are a suitable investment. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension, reduction or withdrawal at any time by the assigning rating organization. Similar ratings on different types of notes do not necessarily mean the same thing. The initial ratings by S&P and Moody’s will not address the likelihood that the principal on the Notes will be prepaid or paid on the scheduled maturity date. Such ratings also will not address the marketability of investments in the Notes or any market price.

USE OF PROCEEDS

We intend to use the proceeds from this offering, after deducting underwriting discounts and related fees and expenses, for the following:

(i)	to repay (a) $1,500 million outstanding principal amount of the U.S. Dollar July 2018 Notes when they mature on July 2, 2018, (b) $1,035 million outstanding principal amount of the August 2018 Notes when they mature on August 23, 2018 and (c) CAN$200 million outstanding principal amount of the Canadian Dollar July 2018 Notes when they mature on July 6, 2018,

(ii)	to repay amounts outstanding in connection with the wind-down of our U.S. Securitization Program,

(iii)	to refinance a portion of our commercial paper borrowings, and

(iv)	for other general corporate purposes.

As of March 31, 2018, we had (i) $500 million outstanding in connection with the wind-down of our U.S. Securitization Program and (ii) $965 million aggregate amount of commercial paper indebtedness outstanding, with a weighted average interest rate of 0.81% and a weighted maturity of approximately 50 days.

Certain of the underwriters or their affiliates may be lenders or agents under our U.S. Securitization Program or holders of our Maturing Notes or commercial paper that we repay, redeem, repurchase, defease or otherwise retire using the net proceeds of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this Prospectus Supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	Successor							Predecessor (H. J. Heinz Company)
	March 31, 2018 (13 weeks)	Dec. 30, 2017 (52 weeks)	Dec. 31, 2016 (52 weeks)	Jan. 3, 2016 (53 weeks)	Dec. 28, 2014 (52 weeks)	Feb. 8- Dec. 29, 2013 (29 weeks)		Apr. 29 - June 7, 2013 (6 weeks)		Apr. 28, 2013 (52 weeks)
Ratio of earnings to fixed charges	4.81x	5.29x	5.19x	1.74x	2.10x	(a	)	(a	)	5.06x

Earnings available for fixed charges represent income/(loss) from continuing operations before income or loss from equity investees, income taxes, and fixed charges excluding capitalized interest, net of amortization. Fixed charges represent interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), capitalized interest, and the portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions and other third-party indebtedness.

(a) The ratio coverage during the period from February 8 to December 29, 2013 (“2013 Successor Period”) and during the period from April 29 to June 7, 2013 (“2013 Predecessor Period”) was less than 1:1. We would have needed to generate additional earnings of $299 million during the 2013 Successor Period and $130 million during the 2013 Predecessor Period to achieve ratio coverage of 1:1.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2018 on an actual basis and on an as adjusted basis to give effect to this offering and the application of a portion of the net proceeds therefrom (i) to repay (a) $1,500 million outstanding principal amount of the U.S. Dollar July 2018 Notes when they mature on July 2, 2018, (b) $1,035 million outstanding principal amount of the August 2018 Notes when they mature on August 23, 2018, and (c) CAN$200 million outstanding principal amount of the Canadian Dollar July 2018 Notes when they mature on July 6, 2018, and (ii) to refinance a portion of our commercial paper borrowings. The following table does not reflect the application of approximately $500 million in offering proceeds that we intend to use to wind-down our U.S. Securitization Program.

The information in this table is presented and should be read in conjunction with the information under “Use of Proceeds” included elsewhere in this Prospectus Supplement, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in the Annual Report, which is incorporated by reference herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and the notes thereto included in our Quarterly Report (as defined below), which is incorporated by reference herein.

	As of March 31, 2018 (in millions)
	Actual	As adjusted
Cash and cash equivalents	$1,794	$2,092
Secured Debt:
4.875% Second Lien Senior Secured Notes due 2025	$1,200	$1,200
6.250% Guaranteed Notes due February 2030(1)	175	175

Total Secured Debt	$1,375	$1,375
Unsecured Debt:
Notes offered hereby	—	3,000
Revolving Credit Facility(2)	—	—
3.125% Senior Notes due September 2021	34	34
2.850% Senior Notes due March 2022	6	6
6.375% Senior Debentures due July 2028	235	235
6.750% Senior Debentures due March 2032	437	437
7.125% Senior Notes due August 2039	931	931
6.125% Senior Notes due August 2018	1,035	—
5.375% Senior Notes due February 2020	900	900
3.500% Senior Notes due June 2022	2,000	2,000
6.875% Senior Notes due January 2039	878	878
6.500% Senior Notes due February 2040	787	787
5.000% Senior Notes due June 2042	2,000	2,000
2.000% Senior Notes due July 2018	1,500	—
2.800% Senior Notes due July 2020	1,500	1,500
3.500% Senior Notes due July 2022	1,000	1,000
3.950% Senior Notes due July 2025	2,000	2,000
5.000% Senior Notes due July 2035	1,000	1,000
5.200% Senior Notes due July 2045	2,000	2,000
3.000% Senior Notes due June 2026	2,000	2,000
4.375% Senior Notes due June 2046	3,000	3,000
1.500% Senior Notes due May 2024(3)	678	678
2.250% Senior Notes due May 2028(3)	1,540	1,540

	As of March 31, 2018 (in millions)
	Actual	As adjusted
2.000% Senior Notes due June 2023(3)	924	924
4.125% Senior Notes due July 2027(4)	561	561
Floating Rate Senior Notes due July 2018(5)	155	—
2.700% Senior Notes due July 2020(5)	233	233
Floating Rate Senior Notes due July 2020(5)	388	388
Floating Rate Senior Notes due August 2019	350	350
Floating Rate Senior Notes due February 2021	650	650
Floating Rate Senior Notes due August 2022	500	500
Capital lease obligations and other debt(6)	1,332	1,332

Total debt(7)	$31,929	$32,239
Total shareholders’ equity	66,248	66,248

Total capitalization	$99,971	$100,579

(1)	£125 million of 6.250% British Pound Notes converted to approximately $175 million at an exchange rate of £1 to $1.4017 as of March 31, 2018.
(2)	As of March 31, 2018, we had $4.0 billion of available borrowing capacity under our Revolving Credit Facility.
(3)	€550 million of 1.500% Euro Senior Notes due May 2024, €1,250 million of 2.250% Euro Senior Notes due May 2028 and €750 million of 2.000% Euro Senior Notes due June 2023 converted to approximately $678 million, $1,540 million and $924 million, respectively, at an exchange rate of €1 to $1.2323 as of March 31, 2018.
(4)	£400 million of 4.125% British Pound Senior Notes due July 2027 converted to approximately $561 million at an exchange rate of £1 to $1.4017 as of March 31, 2018.
(5)	C$200 million of Canadian Dollar July 2018 Notes, which will be repaid with proceeds of this offering (see “Use of Proceeds”), C$300 million of 2.700% Canadian Dollar Senior Notes due July 2020 and C$500 million of Canadian Dollar Floating Rate Senior Notes due July 2020 converted to approximately $155 million, $233 million and $388 million, respectively, at an exchange rate of C$1 to $0.7756 as of March 31, 2018.
(6)	Includes our outstanding commercial paper borrowings, a portion of which will be refinanced with proceeds of this offering. See “Use of Proceeds.”
(7)	All debt balances are presented at face value.

DESCRIPTION OF THE NOTES

The $300,000,000 3.375% Senior Notes due 2021 (the “2021 Notes”), the $1,600,000,000 4.000% Senior Notes due 2023 (the “2023 Notes”) and the $1,100,000,000 4.625% Senior Notes due 2029 (the “2029 Notes” and, collectively with the 2021 Notes and the 2023 Notes, the “Notes”) will be issued under an indenture, dated July 1, 2015, among Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Issuer”), The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as amended and supplemented by one or more supplemental indentures dated as of the issue date, among the Issuer, the Guarantor and the Trustee (as amended and supplemented, the “Indenture”). The Indenture contains provisions that define your rights under the Notes and governs our obligations under the Notes. The Indenture provides for the issuance of the Notes and sets forth the duties of the Trustee. In this Description of the Notes, the term “Issuer” refers only to Kraft Heinz Foods Company and not any of its Subsidiaries (as defined below).

The following description is a summary of the material provisions of the Indenture, and does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The registered holder of a Note will be treated as the owner of such Note for all purposes. Only registered holders of the Notes will have rights under the Indenture.

General

Each series of Notes:

•	will be senior unsecured obligations of ours;

•	will rank equally with all of our other senior unsecured indebtedness (including indebtedness under the Revolving Credit Facility);

•	will rank senior in right of payment to all of our future subordinated indebtedness;

•	will be effectively subordinated to all of our secured indebtedness, including our 4.875% Second Lien Senior Secured Notes due 2025 and the 6.250% guaranteed notes due February 2030, to the extent of the value of the collateral securing such secured indebtedness;

•	will be structurally subordinated to all of the indebtedness and other liabilities of our Subsidiaries, including claims with respect to trade payables; and

•	will be unconditionally guaranteed on a senior unsecured basis by the Guarantor.

Principal, Maturity and Interest

The 2021 Notes will mature on June 15, 2021. The 2023 Notes will mature on June 15, 2023. The 2029 Notes will mature on January 30, 2029. On the respective maturity date of a series of Notes, the holders of such series of Notes will be entitled to receive 100% of the principal amount of the Notes of such series. The Notes do not have the benefit of any sinking fund. However, under certain circumstances, we may be required to offer to purchase the Notes as described under the caption “—Change of Control Triggering Event.” We may at any time and from time to time purchase additional Notes in the open market or otherwise.

Interest

Each 2021 Note will bear interest at a rate of 3.375% per annum. Each 2023 Note will bear interest at a rate of 4.000% per annum. Each 2029 Note will bear interest at a rate of 4.625% per annum. Interest on the 2021

Notes and the 2023 Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the 2029 Notes will be payable semi-annually in arrears on January 30 and July 30 of each year, beginning on January 30, 2019, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will accrue from June 15, 2018. Interest on the 2021 Notes and the 2023 Notes will be paid to holders of record on the June 1 and December 1 immediately before the respective interest payment date. Interest on the 2029 Notes will be paid to holders of record on the January 15 and July 15 immediately before the respective interest payment date.

If any interest payment date for the Notes falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the Notes, when we use the term “business day,” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Ranking

Each series of Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured obligations. As of March 31, 2018, before giving effect to this offering and the application of proceeds therefrom as set forth in “Use of Proceeds,” we had approximately $31,929 million aggregate principal amount of total indebtedness outstanding, consisting of $1,375 million of senior secured indebtedness and $30,554 million of unsecured indebtedness and an additional $4,000 million of available borrowing capacity under the Revolving Credit Facility.

We conduct a substantial portion of our operations through Subsidiaries. As a result, distributions or advances from our Subsidiaries will be a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will be structurally subordinated to all obligations of our Subsidiaries, including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our Subsidiaries, holders of Notes will have no direct claim to participate in the assets of such Subsidiary but may only recover by virtue of our equity interest in our Subsidiaries (except to the extent we have a claim as a creditor of such Subsidiary). As a result, all existing and future liabilities of our Subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our Subsidiaries.

Guarantee

Each series of Notes will be guaranteed on a full and unconditional senior unsecured basis by the Guarantor. The Guarantor will fully and unconditionally guarantee the payment of all of the principal of, and interest on, each series of Notes when due, whether at maturity or otherwise.

Additional Notes

We are permitted to issue additional Notes of any series from time to time (the “Additional Notes”) having the same terms in all respects as the Notes of such series (except for the issue date, issue price and, in some cases, the first payment of interest or interest accruing prior to the issue date of such Additional Notes). The Notes and the Additional Notes of a series, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes of a series are not fungible with the Notes of such series for United States federal income tax purposes, such Additional Notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the Indenture and this Description of the Notes, references to the Notes of a series include any Additional Notes of such series actually issued.

Payment and Transfer

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the Notes are registered on the close of business on the day or days that we will specify in accordance with the Indenture. We will pay the principal of, and any premium on, registered Notes only against surrender of those Notes. Holders of the Notes may transfer or exchange fully registered securities at the corporate trust office of the paying agent or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge.

Optional Redemption

At any time and from time to time, we will be entitled at our option to redeem the Notes of any series, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of such Notes to be redeemed on the relevant record date to receive interest due on an interest payment date that is on or prior to such redemption date; provided that if we redeem any 2023 Notes or 2029 Notes on or after the applicable Par Call Date, the redemption price for such Notes to be redeemed will equal 100% of the aggregate principal amount of such Notes redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

In determining the present values of the Remaining Scheduled Payments, the Issuer will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 15 basis points for the 2021 Notes, 20 basis points for the 2023 Notes, and 30 basis points for the 2029 Notes.

Notice of any redemption of any series of Notes in connection with a corporate transaction (including an equity offering, an incurrence of indebtedness or a Change of Control) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The following terms are relevant to the determination of the redemption price:

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal thereof and interest thereon (excluding accrued but unpaid interest) to the maturity date or, if applicable, the applicable Par Call Date that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Par Call Date” means (i) May 15, 2023 for any 2023 Notes (the date that is one month prior to the maturity of the 2023 Notes) and (ii) October 30, 2028 for any 2029 Notes (the date that is three months prior to the maturity of the 2029 Notes).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to the maturity date or, if applicable, the Par Call Date; provided, however, that if the period from the redemption date to the maturity date, or if applicable, the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

If less than all of the Notes of a series are to be redeemed at any time, the Trustee will select the Notes of such series for redemption (a) on a pro rata basis (or as nearly as practicable) if the Notes are represented by physical certificates or (b) by lot or such other similar method in accordance with the procedures of DTC if the Notes are represented by global certificates.

Notes of $2,000 or less will be redeemed in whole and not in part. Notices of redemption will be mailed by first-class mail to each holder of Notes to be redeemed at its registered address, or delivered electronically, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have previously or concurrently delivered an unconditional (or conditional solely with respect to the consummation of the applicable Change of Control Triggering Event) redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” holders of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”). Pursuant to the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued but unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to deliver a notice to each holder of the Notes, electronically or by first class mail at the address of such holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws, rules and regulations thereunder to the extent those laws, rules and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws, rules or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes validly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will promptly deliver to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer with respect to any series of Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all Notes of such series validly tendered and not validly withdrawn pursuant to such Change of Control Offer or (2) a notice of redemption of all outstanding Notes of such series has, prior to or concurrently with such Change of Control Triggering Event, been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Notwithstanding the provisions under the caption “—Amendments or Supplements Requiring Consent of Holders,” the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control Triggering Event may be waived or modified prior to the occurrence of a Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the Notes of such series then outstanding.

Our ability to pay cash to holders of the Notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

For purposes of the foregoing, the following definitions are applicable:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Below Investment Grade Rating Event” means a series of Notes is rated below an Investment Grade Rating (as defined below) by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to any Person (as defined below) or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to the Issuer or one of its wholly owned Subsidiaries or one or more Permitted Holders (as defined below); (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of the Guarantor (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner (as defined in Rules 13d-3 (without giving effect to the proviso in clause (d)(1)(i) thereof) and 13d-5 under the Exchange Act as in effect on the original issuance date of the Notes), directly or indirectly, of more than 50% of the then-outstanding number of shares of the Guarantor’s voting stock; or (4) the Guarantor ceasing to own, directly or indirectly, 100% of the issued and outstanding shares of voting stock of the Issuer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Guarantor and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor and its Subsidiaries taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB—(or the equivalent) by S&P (as defined below).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Permitted Holders” means, collectively, (1) 3G Capital, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (2) Berkshire Hathaway, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (4) the members of management of the Guarantor (or any parent entity of the Guarantor) or its Subsidiaries who are holders of capital stock of the Guarantor or of any parent entity of the Guarantor on the original date of issuance of the Notes, (5) any Person who is acting solely as an underwriter in connection with a public or private offering of capital stock of any parent entity of the Guarantor or the Guarantor, acting in such capacity, and (6) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Persons referred to in clauses (1) through (4) above collectively have beneficial ownership of more than 50% of the total voting power of the voting stock of the Guarantor or any of its direct or indirect parent entities of the Guarantor held by such group.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Consolidation, Merger or Sale

The Issuer and the Guarantor have agreed not to consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of the Issuer’s or the Guarantor’s properties and assets to any Person, unless:

(1)	the Issuer or the Guarantor, as applicable, is the continuing corporation or any resulting, surviving or transferee Person (the “successor purchaser”) is an entity organized under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the successor purchaser (if not the Issuer or the Guarantor, as applicable) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all of the Notes and the performance of every covenant in the Indenture that the Issuer or the Guarantor, as applicable, would otherwise have to perform as if it were an original party to the Indenture;

(3)	immediately after the effective date of the transaction, no Event of Default (as defined below) has occurred and is continuing under the Indenture; and

(4)	we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture, if applicable, comply with these provisions and that all conditions precedent provided for in the Indenture relating to such transaction shall have been complied with.

In the event that the Issuer or the Guarantor consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of the Issuer’s or the Guarantor’s properties and assets to any Person, the successor purchaser will assume all of the Issuer’s or the Guarantor’s obligations, as applicable, under the Indenture as if it were an original party to the Indenture, and we will be discharged from all of our obligations under the Indenture. After assuming such obligations, the successor purchaser will have all of the Issuer’s or the Guarantor’s rights and powers, as applicable, under the Indenture.

For the avoidance of doubt, this covenant will not apply to transactions by and among the Issuer, the Guarantor and their Subsidiaries.

Restrictive Covenants

The Indenture will include the following restrictive covenants:

Limitation on Liens

The Indenture will limit the Liens (as defined below) that the Guarantor and its Restricted Subsidiaries (as defined below) may incur or otherwise create, securing indebtedness for borrowed money, upon any Principal Facility (as defined below) or any shares of capital stock that any of the Guarantor’s Restricted Subsidiaries owning any Principal Facility has issued to the Guarantor or any of its Restricted Subsidiaries. If the Guarantor or any of its Restricted Subsidiaries incurs such Liens, then we will secure the Notes with a Lien on such Principal Facility or such capital stock to the same extent and in the same proportion as the indebtedness for borrowed money that is secured by such Liens. This covenant does not apply, however, to any of the following:

•	Liens incurred in connection with the issuance by a governmental entity, state or political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	Liens existing on July 1, 2015;

•	Liens on property existing at the time the Guarantor or any of its Restricted Subsidiaries acquires such property or existing on property of any Person that becomes a Subsidiary at the time such Person becomes a Subsidiary, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

•	Liens securing indebtedness incurred to finance the development, construction, repair, alteration or improvement of property incurred prior to, or within 180 days after the later of, completion of development, construction, repair, alteration or improvement of such property and the commencement of full operation of such property; provided, however, that such Liens shall not apply to any other property of the Guarantor or any Restricted Subsidiary;

•	Liens in favor of a U.S. federal, state or municipal governmental entity entered into for the purposes of reducing certain tax liabilities of the Issuer or its Subsidiaries, provided that the Issuer or such Subsidiary may upon not more than 120 days’ notice obtain title from such governmental entity to such property free and clear of any Liens (other than Liens permitted by this paragraph) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction;

•	Liens in favor of the Guarantor or any of its Restricted Subsidiaries;

•	Liens required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a Lien permitted under the Indenture; and

•	Liens for the sole purpose of refunding, refinancing, exchanging, repaying, extending, renewing or replacing (including pursuant to any defeasance or discharge mechanism) all or part of the indebtedness secured by any Lien referred to in the previous bullet points (other than the sixth bullet point) or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original Lien.

For the avoidance of doubt, an increase in the amount of indebtedness in connection with any accrual of interest, accretion of original issue discount, payment of interest in the form of additional indebtedness with the same terms and increases in the amount of indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such indebtedness were permitted under the Indenture.

Notwithstanding the foregoing, the Guarantor and/or any of its Restricted Subsidiaries may incur or otherwise create Liens that would otherwise be subject to the restriction described above, without securing the Notes, if the aggregate value of all outstanding indebtedness secured by the Liens and the value of all Sale and Leaseback Transactions (as defined below) does not, at the time of such incurrence or creation, exceed the greater of:

•	10% of the Guarantor’s Consolidated Net Tangible Assets (as defined below); and

•	10% of the Guarantor’s Consolidated Capitalization (as defined below).

Sale and Leaseback Transactions

A Sale and Leaseback Transaction by the Guarantor or any Restricted Subsidiary of any Principal Facility is prohibited, unless:

•	within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the Sale and Leaseback Transaction and the fair value of the property subject to the Sale and Leaseback Transaction (“value”) (as determined by the Issuer in good faith) is applied to the retirement of long-term unsubordinated indebtedness for borrowed money with more than one-year stated maturity (which may include the Notes);

•	the sum of (1) the aggregate amount of all Attributable Debt then outstanding with respect to such Sale and Leaseback Transaction and (2) all Attributable Debt then outstanding under this bullet and all indebtedness secured by Liens pursuant to the third paragraph under “—Limitation on Liens” above would not, at the time such transaction is entered into, exceed the greater of 10% of the Guarantor’s Consolidated Net Tangible Assets and 10% of the Guarantor’s Consolidated Capitalization;

•	the Sale and Leaseback Transaction exists on the date of the Indenture or at the time any Person that owns a Principal Facility becomes a Restricted Subsidiary;

•	the Sale and Leaseback Transaction is entered into solely between the Guarantor and any Subsidiary or between its Subsidiaries;

•	the Sale and Leaseback Transaction is with a governmental authority that provides financial or tax benefits; or

•	the Sale and Leaseback Transaction is entered into within 180 days after the initial acquisition of the Principal Facility subject to the Sale and Leaseback Transaction.

There will be no other restrictive covenants in the Indenture. The Indenture will not require us to maintain any financial ratios or minimum levels of net worth or liquidity and does not restrict the payment of dividends or other distributions on our capital stock or the redemption or purchase of our capital stock.

Defined Terms

“Attributable Debt” means, with regard to a Sale and Leaseback Transaction with respect to a Principal Facility, an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); and (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then outstanding), compounded semi-annually.

“Consolidated Capitalization” means the total assets appearing on the Guarantor’s most recent available consolidated balance sheet, less:

•	current liabilities reflected on such consolidated balance sheet, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of such consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

“Consolidated Net Tangible Assets” means the excess of all assets over current liabilities appearing on the Guarantor’s most recent available consolidated balance sheet, less goodwill and other intangible assets and the minority interests of third parties in Subsidiaries.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Principal Facility” means all real property owned and operated by the Guarantor or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 2% of Consolidated Net Tangible Assets. As of the date of this Prospectus Supplement, the Guarantor and its Subsidiaries do not own any Principal Facilities.

“Restricted Subsidiary” means any Subsidiary of the Guarantor (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns a Principal Facility.

“Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except (i) a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by the Guarantor or any Restricted Subsidiary will be discontinued on or before the expiration of such period or (ii) a lease between the Guarantor and one or more of its Subsidiaries or between one or more Subsidiaries of the Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power is at the time owned or controlled, directly or indirectly, by: (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified or the context shall otherwise require, “Subsidiary” means a Subsidiary of the Guarantor.

Satisfaction and Discharge

Under the Indenture, we will be able to discharge certain obligations to the holders of Notes of any series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such Notes have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

We will be able to terminate all of our obligations under the Indenture with respect to a series of Notes, other than the obligation to pay the principal of, and any premium and interest on, the Notes and certain other obligations, at any time by:

•	depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and any premium and interest on, such Notes to their maturity; and

•	complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

We will be able to terminate all of our obligations under the Indenture with respect to a series of Notes, with minor exceptions, including the obligation to pay the principal of, and any premium and interest on, the Notes, at any time by:

•	depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and the interest and any premium on, such Notes to their maturity; and

•	complying with certain other conditions, including delivery to the Trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the Indenture, to the effect that holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

We shall deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that conditions precedent with respect to such defeasance have been complied with.

Payments of Unclaimed Moneys

Moneys deposited with the Trustee or any paying agent for the payment of principal of, or any premium and interest on, any Notes that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the Trustee or paying agent.

Amendments or Supplements Not Requiring Consent of Holders

Without the consent of any holders of the Notes, we and the Trustee may amend or supplement the Indenture or the Notes, among other things, to:

•	pledge property to the Trustee as security for the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture;

•	reflect that another entity has succeeded the Issuer or the Guarantor and assumed the covenants and obligations of the Issuer or the Guarantor, as applicable, under the Notes and the Indenture;

•	cure any ambiguity, omission, mistake, defect, error or inconsistency, or conform any provision to this “Description of the Notes”;

•	reduce the minimum denomination of the Notes;

•	make any other provisions necessary or desirable, as long as the interests of the holders of the Notes are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of Additional Notes as provided in the Indenture;

•	add further covenants or provide for guarantees for the benefit of the holders of the Notes or surrender any right or power therein conferred upon the Issuer, the Guarantor or any Subsidiary, and if any such added covenants are for the benefit of less than all series of Notes, stating which series are entitled to benefit therefrom;

•	add any additional event of default and, if the added event of default is for the benefit of less than all series of Notes, stating to which series it applies;

•	change the Trustee or provide for an additional trustee;

•	provide additional provisions for bearer Notes so long as the action does not adversely affect the interests of holders of any of the Notes in any material respect; or

•	modify the Indenture in order to continue its qualification under the TIA, or as may be necessary or desirable in accordance with amendments to the TIA.

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of Notes will not affect the rights under the Indenture of holders of other series of Notes.

Amendments or Supplements Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the Notes that would be affected by a modification of the Indenture or the Notes, we and the Trustee may supplement the Indenture or the Notes or modify in any way the terms of the Indenture, the Notes or the rights of the holders of the Notes of such series. However, without the consent of each holder of all of the Notes affected by that modification, we and the Trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any Note;

•	reduce the rate of or change the time for payment of interest on any Note;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any Note by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any Note payable in a currency other than that stated in the Note or change the place of payment;

•	impair any right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates thereof;

•	reduce the right of any holder of the Notes to sue for the enforcement of payment of the principal or interest on or with respect to such holder’s Notes;

•	make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes; or

•	reduce the percentage in principal amount of the outstanding Notes of any series required to supplement or modify the Indenture or to waive any of its provisions.

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of Notes will not affect the rights under the Indenture of holders of other series of Notes.

Waivers Under the Indenture

Under the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes of any series may on behalf of all holders of that series:

•	waive our compliance with certain covenants in the Indenture; or

•	waive any past default under the Indenture, except (i) a default in the payment of the principal of, or any premium or interest on, any Notes of such series; and (ii) a default under any provision of the Indenture which itself cannot be modified without the consent of the holders of each affected Note of such series.

Events of Default

When we use the term “Event of Default” in the Indenture with respect to a particular series of Notes, we mean any of the following:

•	we fail to pay interest on any Note of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any Note of that series when due;

•	we fail to perform any other covenant or warranty in the Indenture and this failure continues unremedied for 90 days after we receive written notice of it from the Trustee or holders of 25% in principal amount of the outstanding Notes of that series; or

•	we file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization specified in the Indenture occur.

A default with respect to a single series of Notes under the Indenture will not necessarily constitute a default with respect to any other series of Notes issued under the Indenture. A default under our other indebtedness will not be a default under the Indenture. The Trustee may withhold notice to the holders of Notes of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders.

If an Event of Default for any series of Notes occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of the affected series may require us, upon notice in writing to us, to immediately repay the entire principal of all of the Notes of such series, including accrued interest thereon.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts and accrued interest on all of the Notes of each series will immediately become due and payable, without any action by the Trustee or any holder of Notes.

Subject to certain conditions, the holders of a majority in principal amount of the outstanding Notes of a series may rescind and annul a declaration of acceleration with respect to such series if all Events of Default, other than the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the written request, order or direction of any holders of Notes, unless such holders offer the Trustee an indemnity satisfactory to it. The holders of a majority in principal amount outstanding of any series of Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for the Notes of such series. Except to enforce the right to receive payment of principal or interest when due, no holder of Notes may pursue any remedy with respect to the Indenture or the Notes of the applicable series unless: (1) such holder has previously given the Trustee written notice that an Event of Default is continuing; (2) holders of at least 25% in principal amount of the outstanding Notes of such series have requested in writing that the Trustee pursue the remedy; (3) such holders have offered in writing to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and (5) the holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a written direction that is inconsistent with such request within such 60-day period.

The Indenture will require us to file each year with the Trustee, an officer’s certificate as to the absence of a default under the Indenture.

Reports

Whether or not the Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Guarantor will file with the SEC (subject to the next paragraph), and provide to the Trustee and the holders of the Notes, within the time periods specified in such Sections:

•	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Guarantor were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if the Guarantor were required to file such reports.

If, at any time, the Guarantor is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for any reason, the Guarantor will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods required, unless the SEC will not accept such a filing. The Guarantor agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Guarantor will post the reports specified in the preceding paragraph on its website within the time periods that would apply if the Guarantor were required to file those reports with the SEC. For purposes of this covenant, the Guarantor will be deemed to have provided a required report to the Trustee and the holders of the Notes if it has timely filed such report with the SEC via the EDGAR filing system (or any successor system), it being understood that the Trustee shall have no responsibility to determine if such filings have been made.

Notwithstanding anything to the contrary set forth above, if any parent entity of the Guarantor has filed with the SEC the information described in the preceding paragraphs with respect to such parent entity of the Guarantor, the Guarantor shall be deemed to be in compliance with the provisions of this covenant; provided that, if such parent entity has material assets or operations other than those that are owned or operated by the Guarantor and its subsidiaries, then such parent entity will provide to the Trustee and the holders of the Notes financial information that explains in reasonable detail the differences between the information relating to such parent entity, on the one hand, and the information relating to the Guarantor and its subsidiaries, on the other hand.

Reports by the Guarantor delivered to the Trustee should be considered for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Issuer or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Notes (including the Additional Notes), the guarantee and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to holders of the Notes will be sent by mail or electronically delivered to the registered holders of the Notes.

Concerning the Trustee, Registrar and Paying Agent

Deutsche Bank Trust Company Americas is the Trustee, registrar and paying agent under the Indenture. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our Subsidiaries in the normal course of its business.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Notes

Global Notes

The Notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the Notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.”

Each such global note will be deposited with, or on behalf of, DTC, or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary.

Book-Entry Procedures for the Global Notes

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act.

•	DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates posttrade settlement among its Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between accounts of the Direct Participants. This eliminates the need for physical movement of securities certificates.

•	Direct Participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•	DTC is a wholly-owned Subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated Subsidiaries.

•	Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the Notes under DTC’s book-entry system must be made by or through Direct Participants, which will receive a credit for the Notes on the records of DTC. The ownership interest of each actual purchaser of the Notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the Notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the Indenture. Except as described below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the Notes desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and/or Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal of and interest on the Notes and redemption proceeds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the Trustee, nor any other agent of ours or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We believe, however, that it is currently the policy of DTC to credit the accounts of the Direct Participants upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the Notes and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner shall give notice to elect to have its Notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such Notes by causing the Direct Participant to transfer the Participant’s interest in the Notes, on DTC’s records, to the tender agent. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, physical Notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, physical certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the Trustee take any responsibility or liability for the accuracy thereof.

Certificated Notes

The Notes will not be issued in definitive form except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such global notes upon delivery of such global notes for cancellation.

Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the Direct or Indirect Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date hereof, and all of which are subject to change or new interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those summarized below. We have not sought, and do not expect to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of Notes that purchase the Notes for cash in this offering at their “issue price” (generally, the first price at which a substantial amount of the Notes are sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status (including the impact of the Medicare contribution tax on net investment income), nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, individual retirement and other tax deferred accounts, tax-exempt entities, S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker dealers, dealers or traders in securities or currencies, accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, former citizens or residents of the United States subject to section 877 of the Code, controlled foreign corporations, non-United States trusts or estates with United States beneficiaries, United States persons who hold a Note through a bank, financial institution, or other entity, or a branch or office thereof, that is located, organized or resident outside the United States, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax and taxpayers subject to the alternative minimum tax or the base erosion and anti-abuse tax. This summary also does not discuss the treatment of Notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. This summary also does not address any holders of our existing indebtedness that is repaid using the proceeds of this offering. Moreover, the effect of any United States federal taxes other than United States federal income taxes (such as estate or gift taxes) and any state, local or non-United States tax laws is not discussed.

In the case of a beneficial owner of Notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the Notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partnership, or a partner in a partnership, considering an investment in the Notes, then you and your partners should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under any other United States federal tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

Effect of Certain Contingencies

In certain circumstances, we may be required to pay amounts on the Notes in addition to stated principal and interest (e.g., in the circumstances described under “Description of the Notes—Optional Redemption” and “Description of the Notes—Change of Control Triggering Event”). These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” One or more contingencies will not cause the Notes to be treated as contingent payment debt instruments if, as of the issue date, such contingencies, in the aggregate, are considered remote or incidental. Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the Notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position will be based on our determination that, as of the issue date of the Notes, the possibility that additional amounts will be paid is, in the aggregate, a remote or incidental contingency within the meaning of applicable Treasury regulations. If we become obligated to pay additional amounts on the Notes, then we intend to take the position that such amounts will be treated as additional proceeds and taxed as described below under “—United States Holders—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note” or “—Non-United States Holders— Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note.”

Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the year during which it acquires the Notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, then the Notes may be treated as contingent payment debt instruments. In that case, regardless of a holder’s regular method of accounting for United States federal income tax purposes, a holder subject to U.S. federal income taxation may be required to accrue ordinary interest income on the Notes at a rate in excess of the stated interest, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes as ordinary income rather than capital gain. Holders of Notes should consult their own tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

United States Holders

The following is a summary of certain United Sates federal income tax considerations for a United States Holder. For purposes of this summary, the term “United States Holder” means a beneficial owner of a Note that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or a resident of the United States;

•	a corporation or an entity treated as a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of Stated Interest

Stated interest on a Note generally will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s regular method of accounting for United States federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference, if any, between (1) the amount realized on the disposition, except any portion of such amount that is attributable to accrued but unpaid stated interest, which portion will be taxed as described above under “—Payment of Stated Interest” to the extent not previously so taxed, and (2) the holder’s adjusted tax basis in the Note. A United States Holder’s adjusted tax basis in a Note generally will be the cost of the Note to such holder.

Gain or loss will be capital gain or loss and will be long-term capital gain or loss, if, at the time of such disposition, the Note was held by the United States Holder for more than one year. Long-term capital gains of individuals and certain other noncorporate holders are, under certain circumstances, subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, we must report certain information to the IRS with respect to payments of stated interest and principal on a Note, and payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a Note, to certain United States Holders, except in the case of an exempt recipient (such as a corporation). The payor (which may be us or an intermediate payor) will be required to impose backup withholding, currently at a rate of 24%, with respect to the foregoing amounts if (1) the payee fails to furnish a correct taxpayer identification number (“TIN”) to the payor or to otherwise establish an exemption from backup withholding, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a notified payee underreporting described in section 3406(c) of the Code, or (4) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against the holder’s United States federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non–United States Holders

The following is a summary of certain United States federal income tax considerations for non-United States Holders. For purposes of this summary, the term “non-United States Holder” means a beneficial owner of a Note that is for United States federal income tax purposes any of the following:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of the Notes at any time is effectively connected with the conduct of a United States trade or business. Non-United States Holders with any item of income, gain, deduction or loss in respect of the Notes that is effectively connected with the conduct of a United States trade or business should consult their own tax advisors regarding the possible United States federal income and branch profits tax consequences of the ownership and disposition of the Notes.

Payment of Interest

Subject to the discussions below of backup withholding and FATCA (as defined below), interest paid on a Note by us or any paying agent to a non-United States Holder will be exempt from United States federal income and withholding tax under the “portfolio interest exemption,” provided that (1) the non-United States Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock, (2) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (3) the non-United States Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (4) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non- United States Holder provides a statement to us or our agent and certifies on IRS Form W-8IMY under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a Note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States federal withholding tax at the rate of 30%, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form) establishing an exemption from or reduction of the withholding tax under the benefit of an applicable tax treaty.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Subject to the discussions below of backup withholding and FATCA, a non-United States Holder generally will not be subject to United States federal income or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a Note (other than any amount representing accrued but unpaid interest on the Note, which is subject to the rules discussed above under “Payment of Interest”) unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on any such holder’s net United States-source gain.

Information Reporting and Backup Withholding

The amount of interest on a Note paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident. Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding with respect to interest payments on a Note, unless we or our paying agent know or have reason to know that the holder is a United States person.

Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the taxable disposition (including a redemption or retirement) of a Note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a person having such connections, a “United States-Related Person”), a non-United States Holder generally will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States-Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the non-United States Holder’s United States federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Subject to certain limitations, under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), there is a U.S. federal withholding tax of 30% on interest income paid on a debt obligation issued by a United States corporation and, after December 31, 2018, on the gross proceeds from the sale or other disposition of such a debt obligation, in each case paid to (1) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (2) a foreign entity that is not a financial institution (whether such foreign entity is the beneficial owner or an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the United States and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements.

Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in our Notes.

CERTAIN CONSIDERATIONS APPLICABLE TO U.S. RETIREMENT PLANS AND ARRANGEMENTS

General Fiduciary Matters

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the “plan assets” of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan, absent certain exceptions as described below.

Non-U.S. plans, U.S. governmental plans and certain U.S. church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code (as discussed below), may nevertheless be subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the Notes to determine the suitability of the Notes for such plan and the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

Each ERISA Plan and other investor using the plan assets of U.S. employee benefit plans and retirement arrangements subject to Section 4975 of the Code, such as individual retirement arrangements (“IRAs”) (each, a “Plan”) should consider the fact that none of the Issuer, the underwriters, nor their respective affiliates (the “Transaction Parties”) will act as a fiduciary to any Plan with respect to the decision to purchase or hold Notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision. The decision to purchase and hold the Notes must be made by each prospective Plan purchaser on an arm’s length basis. In addition, each Plan purchasing the Notes must generally be represented by a fiduciary independent of the Transaction Parties (which may not be an owner of an IRA, in the case of an investor that is an IRA) that (i) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the Notes, (ii) has exercised independent judgment in evaluating whether to invest the assets of such Plan in the Notes, (iii) is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control and (iv) is not paying any fee or other compensation to the Transaction Parties for investment advice (as opposed to other services) in connection with the transaction.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Any Plan fiduciary which proposes to cause a Plan to purchase the Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding is in accordance with the documents and instruments governing the Plan and will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or Section 4975 of the Code.

The fiduciary of a Plan that proposes to purchase and hold any Notes should consider, among other things, whether such purchase and holding may involve a prohibited transaction, including without limitation (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Purchase and/or holding of the Notes by a Plan with respect to which any Transaction Party is or becomes a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the Notes are acquired and held in accordance with an applicable exemption.

Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of Notes by a Plan, depending on the type and circumstances of the fiduciary making the decision to acquire such Notes and the relationship of the party in interest or disqualified person to the Plan. Included among these exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Plan and non-fiduciary service providers to the Plan. In addition, the U.S. Department of Labor has issued certain administrative prohibited transaction exemptions that may apply to the purchase and holding of Notes, including Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”).

Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that any Class Exemption or any other exemption will be available with respect to any particular transaction involving the Notes.

Consultation with Counsel

The foregoing discussion is general in nature and is not intended to be comprehensive; by its offer of the Notes, the Issuer makes no representation that purchase or holding of such Notes meets the relevant legal requirements with respect to any particular investor. The complexity of these rules, and the severity of potential penalties, make it particularly important that fiduciaries or other persons considering an acquisition of Notes on behalf of or with the plan assets of any Plan, or plan subject to Similar Law, consult with its counsel regarding the suitability of an acquisition of the Notes in light of such prospective purchaser’s particular circumstances.

Deemed Representation

By its acceptance of any Note or any interest therein, the purchaser thereof or subsequent transferee will be deemed to have represented, warranted and covenanted that either (a) it is not a Plan or an employee benefit plan or other retirement arrangement that is subject to Similar Law, or (b) (i) its acquisition and holding of such Note (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law and, (ii) if it is a Plan, the decision to purchase the Notes has been made by a duly authorized fiduciary (each, a “Plan Fiduciary”) who is independent of the Transaction Parties, which Plan Fiduciary (A) is a fiduciary under ERISA or the Code, or both, with respect to the decision to purchase the Notes, (B) is not an IRA owner (in the case of an IRA), (C) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the Notes, (D) has exercised independent judgment in evaluating whether to invest the assets of such Plan in the Notes, (E) is either a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, (F) is not paying any fee or other compensation to the Transaction Parties for investment advice (as opposed to other services) in connection with the transaction and (G) acknowledges that the Transaction Parties have a financial interest in the purchaser’s investment in the Notes. Notwithstanding any provision herein, clause (b)(ii) of the foregoing sentence shall not apply to the extent that the regulations under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 are rescinded or otherwise revoked, repealed or no longer effective.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), dated the date of this Prospectus Supplement, by and among the Issuer, the Guarantor and the underwriters, each underwriter has severally agreed to purchase from us, and we have agreed to sell to such underwriter, the principal amount of the Notes set forth opposite such underwriter’s name in the tables below:

Underwriter	Principal amount of 2021 Notes	Principal amount of 2023 Notes	Principal amount of 2029 Notes
Barclays Capital Inc.	$34,500,000	$184,000,000	$126,500,000
J.P. Morgan Securities LLC	$34,500,000	$184,000,000	$126,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$34,500,000	$184,000,000	$126,500,000
Citigroup Global Markets Inc.	$28,500,000	$152,000,000	$104,500,000
Wells Fargo Securities, LLC	$28,500,000	$152,000,000	$104,500,000
Goldman Sachs & Co. LLC	$24,000,000	$128,000,000	$88,000,000
Morgan Stanley & Co. LLC	$18,000,000	$96,000,000	$66,000,000
Deutsche Bank Securities Inc.	$10,500,000	$56,000,000	$38,500,000
HSBC Securities (USA) Inc.	$10,500,000	$56,000,000	$38,500,000
Mizuho Securities USA LLC	$10,500,000	$56,000,000	$38,500,000
RBC Capital Markets, LLC	$10,500,000	$56,000,000	$38,500,000
Credit Agricole Securities (USA) Inc.	$9,000,000	$48,000,000	$33,000,000
MUFG Securities Americas Inc.	$9,000,000	$48,000,000	$33,000,000
Santander Investment Securities Inc.	$9,000,000	$48,000,000	$33,000,000
SMBC Nikko Securities America, Inc.	$9,000,000	$48,000,000	$33,000,000
BNP Paribas Securities Corp.	$8,250,000	$44,000,000	$30,250,000
Credit Suisse Securities (USA) LLC	$8,250,000	$44,000,000	$30,250,000
Rabo Securities USA, Inc.	$2,250,000	$12,000,000	$8,250,000
Standard Chartered Bank	$750,000	$4,000,000	$2,750,000

Total	$300,000,000	$1,600,000,000	$1,100,000,000

Expenses associated with this offering to be paid by us, other than underwriting discounts and commissions, are estimated to be approximately $4.2 million.

The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters are committed to purchase and pay for all of the Notes, if any are purchased. The Underwriting Agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting purchasers may under certain circumstances be increased or this offering may be terminated.

The Underwriting Agreement provides that the Issuer and the Guarantor will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the underwriters may be required to make in respect thereof.

We have been advised by the underwriters that they initially propose to offer and sell the Notes at the relevant public offering prices set forth on the cover page of this Prospectus Supplement and may offer the Notes to certain dealers at a price that represents a concession not to exceed 0.150% of the principal amount in the case of the 2021 Notes, 0.200% of the principal amount in the case of the 2023 Notes and 0.250% of the principal amount in the case of the 2029 Notes. The underwriter may allow, and such dealers may reallow, a concession not to exceed 0.100% of the principal amount of the 2021 Notes, 0.125% of the principal amount of the 2023 Notes and 0.200% of the principal amount of the 2029 Notes to certain other dealers. After the initial public offering of the Notes, the relevant public offering prices and other selling terms may from time to time be varied by the underwriters. The offering of the Notes by the underwriters is subject to receipt and acceptance and is subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the Notes through certain of their affiliates. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of Notes):

Paid by us
Per 2021 Note	0.250%
Total	$750,000
Per 2023 Note	0.350%
Total	$5,600,000
Per 2029 Note	0.450%
Total	$4,950,000

Total	$11,300,000

The underwriters have advised us that following the completion of this offering, they presently intend to make a market in the Notes. They are not obligated to do so, however, and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the Notes. See “Risk Factors—Risks Related to the Ownership of the Notes—Your ability to transfer the Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Notes.”

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time. See “Risk Factors—Risks Related to the Ownership of the Notes—Your ability to transfer the Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Notes.”

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Issuer and to persons and entities with relationships with the Issuer, for which they received or will receive customary fees and expenses. Shareholders of the Issuer or its affiliates may also be shareholders of certain affiliates of the underwriters.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments including serving as counterparties to certain derivative and hedging arrangements, for their own account and for the accounts of their customers. Such investments and securities activities may involve or relate to assets, securities and/or financial instruments of ours or our affiliates, including the commercial paper to be refinanced with a portion of the net proceeds of this offering. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters and their affiliates from time to time have provided in the past, and may provide in the future, various financial advisory, investment banking and other commercial lending services in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. In addition, certain of the underwriters, or their affiliates, act as lenders and/or agents under our $4.0 billion Revolving Credit Facility and as such are entitled to certain fees and expenses in connection therewith.

The Issuer and the Guarantor have agreed that the Issuer and the Guarantor will not for a period of 30 days from the closing date of this offering, without the prior written consent of Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the Notes, or any securities convertible into or exchangeable for the Notes or any such similar securities. The foregoing sentence shall not apply to any debt securities issued to the Guarantor, the Issuer or any of the Guarantor’s subsidiaries.

As described in “Use of Proceeds,” a portion of the proceeds of this offering are intended to be used, after deducting underwriting discounts and related fees and expenses, (i) to repay outstanding indebtedness under (a) the U.S. Dollar July 2018 Notes when they mature on July 2, 2018, (b) the August 2018 Notes when they mature on August 23, 2018 and (c) the Canadian Dollar July 2018 Notes when they mature on July 6, 2018, (ii) to repay amounts outstanding in connection with the wind-down of our U.S. Securitization Program and (iii) to refinance a portion of our commercial paper borrowings. As a result, to the extent that we use a portion of the net proceeds from this offering to repay outstanding indebtedness under our Maturing Notes, to repay amounts outstanding in connection with the wind-down of our U.S. Securitization Program or to refinance our commercial paper borrowings, the underwriters or their affiliates that are lenders or agents under our U.S. Securitization Program or holders of our Maturing Notes or commercial paper may receive a portion of the proceeds of this offering. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by certain of the underwriters or their affiliates that are holders of such outstanding indebtedness under the Maturing Notes or commercial paper or are entitled to amounts in connection with the wind-down of our U.S. Securitization Program, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered are investment grade rated. In addition, in accordance with FINRA Rule 5121, the underwriters that have a conflict of interest will not confirm sales to any account over which they exercise discretionary authority without the prior written consent of the account holder.

We expect that the Notes will be delivered to investors in book-entry form through The Depository Trust Company on or about June 15, 2018, which will be the ninth business day following the date of pricing of the Notes (this settlement cycle is being referred to as “T+9”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next six succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

Notice to Canadian Investors

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Certain European and Asian Investors

Prohibition of sales to EEA retail investors. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of:

•	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

•	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

•	not a qualified investor as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared. Therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive.

France. This Prospectus Supplement has not been prepared in the context of a public offering in France within the meaning of Article L. 411-1 of the Code Monétaire et Financier and Title I of Book II of the Règlement Général of the Autorité des marchés financiers (the “AMF”) and therefore has not been submitted for clearance to the AMF. Consequently, the Notes may not be, directly or indirectly, offered or sold to the public in France, and offers and sales of the Notes will only be made in France to providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour le compte de tiers) and/or to qualified investors (investisseurs qualifiés) and/or to a closed circle of investors (cercle restreint d’investisseurs) acting for their own accounts, as defined in and in accordance with Articles L. 411-2 and D. 411-1 of the Code of Monétaire et Financier. Neither this Prospectus Supplement nor any other offering material may be distributed to the public in France.

Hong Kong. The Notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan. The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea. The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement and the offering circular and (e) the Issuer and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

The Netherlands. In the Netherlands, the Notes may only be offered to qualified investors (gekwalificeerde beleggers) within the meaning of section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht). This Prospectus Supplement has not been approved by, registered or filed with the Netherlands Authority for the Financial Markets.

Singapore. This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the Trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland. The Notes offered hereby are being offered in Switzerland on the basis of a private placement only. This Prospectus Supplement does not constitute a prospectus within the meaning of Art. 652 A or Art. 1156 of the Swiss Federal Code of Obligations.

United Kingdom. This Prospectus Supplement has not been approved by an authorized person in the United Kingdom and is for distribution only to, and is only directed at, persons who (i) are investment professionals, being persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, partnerships or high value trusts, etc.) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Prospectus Supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Prospectus Supplement relates is permitted only by relevant persons and will be engaged in only with relevant persons.

Notice to Australian Investors

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to this offering. This Prospectus Supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia), and neither this Prospectus Supplement nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:

•	the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding money lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

•	the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

•	the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

•	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

•	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

LEGAL MATTERS

Certain legal matters in connection with this offering of the Notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York (a limited liability partnership that includes professional corporations) and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York, in each case, as to matters of United States federal and New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to our Annual Report on Form 10-K for the year ended December 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Issuer is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The Guarantor, which is the indirect parent company of the Issuer, is currently subject to the periodic and current reporting and other informational requirements of the Exchange Act, and files annual, quarterly and current reports and other information with the SEC. The public may read and copy any materials we file or previously filed, as applicable, with the SEC at the SEC’s Public Reference Room located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). Our SEC filings are also available free of charge at its Internet website (http://www.kraftheinzcompany.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this Prospectus Supplement and is not incorporated in this Prospectus Supplement by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have chosen to incorporate by reference into this Prospectus Supplement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. This Prospectus Supplement incorporates by reference documents that we have previously filed with the SEC and documents that we may file with the SEC after the date of this Prospectus Supplement and prior to the date of the sale of all the Notes covered by this Prospectus Supplement or the termination of this offering. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this Prospectus Supplement, and later information that we file with the SEC may update and supersede that information. We incorporate by reference only the documents listed below and any documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all the Notes covered by this Prospectus Supplement or the termination of this offering (other than the current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 30, 2017 filed with the SEC on February 16, 2018;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC on May 3, 2018 (the “Quarterly Report”);

•	Our Definitive Proxy Statement filed with the SEC on March 2, 2018 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 30, 2017; and

•	Our Current Reports on Form 8-K filed with the SEC on January 31, 2018, February 23, 2018 and April 26, 2018 and our Current Report on Form 8-K furnished to the SEC on March 27, 2018.

The foregoing list of documents supersedes and replaces the list set forth under “Incorporation by Reference” in the accompanying prospectus. Any statement contained in a document incorporated or considered to be incorporated by reference in this Prospectus Supplement shall be considered to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus Supplement.

You can obtain any of the documents incorporated by reference in this Prospectus Supplement from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below. We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Prospectus Supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement. Any such request should be directed to us at The Kraft Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, (412) 456-5700.

Notwithstanding the foregoing, information furnished on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act, will not be deemed incorporated by reference into this Prospectus Supplement.

Prospectus

The Kraft Heinz Company

Kraft Heinz Foods Company

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Guarantees

Units

The Kraft Heinz Company (“Kraft Heinz” or the “Company”), Kraft Heinz Foods Company (“KHFC” or, together with Kraft Heinz, the “Issuers,” “we,” “our,” and “us”) or selling securityholders may, from time to time, offer and sell, in one or more offerings, debt securities, warrants, purchase contracts, guarantees, units or any combination of these securities. In addition, Kraft Heinz or selling securityholders may, from time to time, offer and sell, in one or more offerings, common stock, preferred stock, depositary shares, or any combination of these securities. Each time we, or a selling securityholder, sells securities pursuant to this prospectus, we will provide a supplement to this prospectus (as applicable) that contains specific information about the offering and the specific terms of the securities offered. This prospectus may be used to offer securities for the account of persons other than us. We or any selling securityholders may offer and sell these securities to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our corporate co-headquarters are located in Pittsburgh, Pennsylvania and Chicago, Illinois. Our principal executive offices in Pittsburgh are located at The Kraft Heinz Company; One PPG Place; Pittsburgh, Pennsylvania 15222. Our principal executive offices in Chicago are located at The Kraft Heinz Company; 200 East Randolph Street, Suite 7600; Chicago, Illinois 60601. Our telephone number is (412) 456-5700. Kraft Heinz’s common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “KHC.”

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By using an automatic shelf registration statement, we or certain securityholders may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities that may be offered. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together, they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under the heading “Where You Can Find More Information” below for information about us and our financial statements. You can read the registration statement and exhibits on the SEC’s Web site or at the SEC as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with any additional or different information with respect to us or the securities offered hereby. This document may only be used where it is legal to offer and sell these securities. You should only assume that the information in this prospectus or in any applicable prospectus supplement is accurate as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed in material respects since such dates. Neither we, nor any applicable securityholder are making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

KRAFT HEINZ

Kraft Heinz is one of the largest food and beverage companies in the world, with sales in more than 190 countries and territories. We manufacture and market food and beverage products, including condiments and sauces, cheese and dairy, meals, meats, refreshment beverages, coffee, and other grocery products, throughout the world, under a host of iconic brands including Heinz, Kraft, Oscar Mayer, Planters, Philadelphia, Velveeta, Lunchables, Maxwell House, Capri Sun, and Ore-Ida. A globally recognized producer of delicious foods, we provide products for all occasions, whether at home, in restaurants or on the go.

Kraft Heinz is a Delaware corporation. KHFC is a Pennsylvania corporation. Our corporate co-headquarters are located in Pittsburgh, Pennsylvania and Chicago, Illinois. Our principal executive offices in Pittsburgh are located at The Kraft Heinz Company; One PPG Place; Pittsburgh, Pennsylvania 15222. Our principal executive offices in Chicago are located at The Kraft Heinz Company; 200 East Randolph Street, Suite 7600; Chicago, Illinois 60601. Our telephone number is (412) 456-5700. Our Internet Web site is: www.kraftheinzcompany.com. Except for the documents expressly incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our Web site are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at www.sec.gov.

Our filings are also available on our Web site at www.kraftheinzcompany.com, as soon as reasonably practicable after we submit such material to the SEC. Please note, however, that we have not incorporated any other information by reference from our Web site, other than the documents listed below under the heading “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus. This means that we can disclose important information to you by referring you to those documents that contain the information. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about the Issuers and our financial condition, business and results of operations.

The following documents, which we have filed with the SEC, are hereby incorporated by reference in, and shall be deemed to be a part of, this prospectus and the registration statement of which this prospectus forms a part (except for information deemed “furnished” (and therefore not “filed”) for purposes of applicable securities laws):

•	Kraft Heinz’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016 (including the portions of our Definitive Proxy Statement on Schedule 14A incorporated by reference therein);

•	Kraft Heinz’s Quarterly Report on Form 10-Q for the quarterly periods ended April 3, 2016 and July 3, 2016;

•	Kraft Heinz’s Current Reports on Form 8-K filed with the SEC on August 10, 2015 relating to the update of certain financial information included in the Annual Report on Form 10-K for the year ended December 27, 2014 (only Exhibit 99.1) of Kraft Foods Group, Inc. (“Kraft”), August 10, 2015 relating to the interim unaudited condensed consolidated financial information for the three and six months ended June 27, 2015 for Kraft (only Exhibit 99.1), February 12, 2016, April 26, 2016, May 6, 2016, May 25, 2016, June 7, 2016; July 7, 2016; and August 19, 2016;

•	The description of Kraft Heinz’s common stock contained in our registration statement on Form 8-A filed with the Commission on July 1, 2015, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of further updating such description; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date of the termination of the offering of securities made under this prospectus. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

The SEC file numbers for any Exchange Act reports incorporated by reference into this prospectus (or the registration statement of which this prospectus forms a part) are: (i) 1-37482 for Kraft Heinz; and (ii) 1-03385 for KHFC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which this prospectus forms a part. We will provide you with a copy of any of these filings at no cost, if you submit a request to us by contacting us at the following address or telephone number:

The Kraft Heinz Company

Attention: Office of the Corporate Secretary

One PPG Place

Pittsburgh, Pennsylvania 15222

Telephone: (412) 456-5700

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING

STATEMENTS

This prospectus and the documents we have incorporated by reference herein contain a number of forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “plan,” “continue,” “believe,” “may,” “will,” and variations of those words and similar expressions are intended to identify our forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important factors that affect our business and operations and that could cause actual results to differ materially from those in our forward-looking statements include, but are not limited to, increased competition; our ability to maintain, extend and expand our reputation and brand image; our ability to differentiate our products from other brands; the consolidation of retail customers; our ability to predict, identify and interpret changes in consumer preferences and demand; our ability to drive revenue growth in our key product categories, increase our market share, or add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in our management team or other key personnel; our inability to realize the anticipated benefits from our cost savings initiatives; changes in relationships with significant customers and suppliers; execution of our international expansion strategy; changes in laws and regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; failure to successfully integrate the business and operations of Kraft Heinz in the expected time frame; our ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the nations in which we operate; the volatility of capital markets; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives we use; exchange rate fluctuations; disruptions in information technology networks and systems; our inability to protect intellectual property rights; impacts of natural events in the locations in which we or our customers, suppliers or regulators operate; our indebtedness and ability to pay such indebtedness; tax law changes or interpretations; and other factors. All forward-looking statements are further qualified by and should be read in conjunction with the risks and uncertainties described or referred to under the heading “Risk Factors” of this prospectus.

Although we believe that we have been prudent in our plans and the underlying assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they were made. Except to the extent of our obligations under the federal securities laws, we undertake no obligation to update any of the forward-looking information included in this prospectus or any document we incorporate by reference in this prospectus, whether as a result of new information, future events, changes in expectations or otherwise.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as Kraft Heinz’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, please see the section entitled “Incorporation by Reference.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use. Unless otherwise specified in the applicable prospectus supplement, we do not expect to receive any proceeds from the sale of securities by any selling securityholder.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a historical basis for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

	Successor					Predecessor (H. J. Heinz Company)
	July 3, 2016 (26 weeks)	January 3, 2016 (53 weeks)	December 28, 2014 (52 weeks)	February 8- December 29, 2013 (29 weeks)		April 29- June 7, 2013 (6 weeks)		April 28, 2013 (52 weeks)	April 29, 2012 (52 1/2 weeks)	April 27, 2011 (52 weeks)
Ratio of earnings to fixed charges	5.80x	1.74x	2.10x	(a	)	(a	)	5.06x	4.61x	5.55x

Earnings available for fixed charges represent income/(loss) from continuing operations before income or loss from equity investees, income taxes, and fixed charges excluding capitalized interest, net of amortization. Fixed charges represent interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), capitalized interest, and the portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions and other third-party indebtedness.

(a) The ratio coverage during the period from February 8 to December 29, 2013 (“2013 Successor Period”) and during the period from April 29 to June 7, 2013 (“2013 Predecessor Period”) was less than 1:1. We would have needed to generate additional earnings of $299 million during the 2013 Successor Period and $130 million during the 2013 Predecessor Period to achieve ratio coverage of 1:1.

DESCRIPTION OF KHFC DEBT SECURITIES

We have summarized below certain general terms and provisions of KHFC’s debt securities that we may offer under this prospectus. The particular terms of a series of such debt securities offered by a prospectus supplement will be described in that prospectus supplement. The debt securities may be issued under, and entitled to the benefits of, an indenture, dated as of July 1, 2015, between KHFC, as issuer, Kraft Heinz, as guarantor and Deutsche Bank Trust Company Americas, as successor trustee.

This prospectus briefly describes the material indenture provisions. The following summary does not purport to be a complete description of the indenture, which has been incorporated by reference in this registration statement, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the indenture, including any terms deemed to be a part thereof by the Trust Indenture Act of 1939, or the “TIA.” For your reference, in the summary that follows, we have included certain references to section numbers of the indenture so that you can more easily locate these provisions.

The material financial, legal and other terms particular to each series of KHFC debt securities will be described in the prospectus supplement relating to the debt securities of that series. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of KHFC debt securities, which will be described in more detail in the applicable prospectus supplement.

We are not required to issue future issues of debt securities under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other debt securities.

Capitalized terms used below are defined under “Defined Terms.” In this description of KHFC debt securities, the term “debt securities” refers to debt securities issued by KHFC and the terms “we,” “our,” and “us” refer collectively to KHFC as the issuer (or “Issuer”) of such debt securities and Kraft Heinz as the guarantor (or “Guarantor”) of such debt securities, and unless otherwise indicated, not to any of Kraft Heinz’s other subsidiaries.

General

The debt securities will rank equally with all of our other unsecured debt. The payment of the principal, premium and interest on such debt securities will be fully and unconditionally guaranteed on a senior unsecured basis by Kraft Heinz. None of Kraft Heinz’s subsidiaries will guarantee the debt securities. The indenture does not limit the amount of debt we may issue and provides that additional debt securities may be issued up to the aggregate principal amount authorized by or pursuant to a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the securities will bear interest:

•	the interest rate or rates;

•	the date or dates from which any interest will accrue;

•	the interest payment dates for the debt securities; and

•	the regular record date for any interest payable on any interest payment date; or

•	the method of determining any of the above;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•	currency or currency unit in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the debt securities are payable;

•	whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•	whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

•	whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	if denominations other than $1,000 or any integral multiple of $1,000 shall be issued, the denominations in which the debt securities will be issued;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•	the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

•	the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•	any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described below under the heading “Defeasance”;

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	whether the debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; or

•	any other specific terms of the debt securities.

(Section 301)

We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:

•	we are the continuing corporation or any resulting, surviving or transferee person (the “successor purchaser”) is an entity organized under the laws of the United States, any state of the United States or the District of Columbia;

•	the successor purchaser (if not us) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all outstanding debt securities and the performance of every covenant in the indenture we would otherwise have to perform as if it were an original party to the indenture;

•	immediately after the effective date of the transaction, no Event of Default has occurred and is continuing under the indenture; and

•	we deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture, if applicable, comply with these provisions and that all conditions precedent provided for in the indenture relating to such transaction shall have been complied with.

In the event that we consolidate with or merge into another entity or convey, transfer or lease all or substantially all of our assets to any person, the successor purchaser will assume all of our obligations, as applicable, under the indenture as if it were an original party to the indenture, and we will be discharged from all of our obligations under the indenture. After assuming such obligations, the successor purchaser will have all of our rights and powers under the indenture.

(Sections 801 and 802)

Waivers Under the Indenture

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

•	a default under any covenant or provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

(Sections 513 and 1009)

Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	we fail to pay interest on any debt security of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any debt security of that series when due;

•	we fail to make any sinking fund payment when due with respect to debt securities of that series;

•	we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series;

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution, Officer’s Certificate or supplemental indenture with respect to the debt securities of that series.

(Section 501)

The supplemental indenture, applicable Officer’s Certificate or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or interest or to make any sinking fund payment, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity satisfactory to it. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Sections 507 and 512)

The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the activities and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

(Section 1005)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

Payment

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. (Section 307)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•	liens incurred in connection with the issuance by a governmental entity, state or political subdivision thereof of any securities the interest on which is exempt from federal income taxes;

•	liens existing on the date of the indenture;

•	liens on property existing at the time we or a Restricted Subsidiary acquire such property or existing on property of any Person that becomes a Subsidiary at the time such Person becomes a Subsidiary, including through a merger, share exchange or consolidation or securing the payment of all or part of the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

•	liens securing indebtedness incurred to finance the development, construction, repair, alteration or improvement of property incurred prior to, or within 180 days after the later of, completion of development, construction, repair, alteration or improvement of such property and the commencement of full operation of such property; provided, however, that such Liens shall not apply to any other property of the Guarantor or any Restricted Subsidiary;

•	liens in favor of a U.S. federal, state or municipal governmental entity entered into for the purposes of reducing certain tax liabilities of the Issuer or its Subsidiaries, provided that the Issuer or such Subsidiary may upon not more than 120 days’ notice obtain title from such governmental entity to such property free and clear of any Liens (other than Liens permitted by this paragraph) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction;

•	liens in favor of Kraft Heinz or any of its Restricted Subsidiaries;

•	liens required in connection with governmental programs which provide financial or tax benefits, so long as substantially all of the obligations secured thereby are in lieu of or reduce an obligation that would have been secured by a Lien permitted under this indenture; or

•	liens for the sole purpose of refunding, refinancing, exchanging, repaying, extending, renewing or replacing (including pursuant to any defeasance or discharge mechanism) all or part of the indebtedness secured by any lien referred to in the previous bullet points (other than the sixth bullet point) or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

Notwithstanding the foregoing, we and/or any of our Restricted Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

•	10% of Kraft Heinz’s Consolidated Net Tangible Assets; or

•	10% of Kraft Heinz’s Consolidated Capitalization.

(Section 1007)

Sale and Leaseback Transactions

A Sale and Leaseback Transaction by us or any Restricted Subsidiary of any Principal Facility is prohibited, unless:

•	within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the Sale and Leaseback Transaction and the fair value of the property subject to the Sale and Leaseback Transaction (“value”) (as determined by the Issuer in good faith) is applied to the retirement of long-term unsubordinated indebtedness for borrowed money with more than one-year stated maturity;

•

the sum of (1) the aggregate amount of all Attributable Debt then outstanding with respect to such Sale and Leaseback Transaction and (2) all Attributable Debt then outstanding under this bullet and all indebtedness secured by liens pursuant to the second paragraph under “—Limitation on Liens” above would not, at the time such transaction is entered into, exceed the greater of 10% of our Consolidated Net Tangible Assets and 10% of our Consolidated Capitalization;

•	the Sale and Leaseback Transaction exists on the date of the indenture or at the time any Person that owns a Principal Facility becomes a Restricted Subsidiary;

•	the Sale and Leaseback Transaction is entered into solely between the Guarantor and any Subsidiary or between its Subsidiaries;

•	the Sale and Leaseback Transaction is with a governmental authority that provides financial or tax benefits; or

•	the Sale and Leaseback Transaction is entered into within 180 days after the initial acquisition of the Principal Facility subject to the Sale and Leaseback Transaction.

There are no other restrictive covenants in the indenture. The indenture will not require us to maintain any financial ratios or minimum levels of net worth or liquidity and does not restrict the payment of dividends or other distributions on our capital stock or the redemption or purchase of our capital stock.

Defined Terms

“Attributable Debt” means, with regard to a Sale and Leaseback Transaction with respect to a Principal Facility, an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); and (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities then outstanding), compounded semi-annually.

“Consolidated Capitalization” means the total assets appearing on Kraft Heinz’s most recent available consolidated balance sheet, less:

•	current liabilities reflected on such consolidated balance sheet, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of such consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

“Consolidated Net Tangible Assets” means the excess of all assets over current liabilities appearing on the Guarantor’s most recent available consolidated balance sheet, less goodwill and other intangible assets and the minority interests of third parties in Subsidiaries.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Principal Facility” means all real property owned and operated by the Guarantor or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 2% of Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Subsidiary of the Guarantor (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns a Principal Facility.

“Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except (i) a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by the Guarantor or any Restricted Subsidiary will be discontinued on or before the expiration of such period or (ii) a lease between the Guarantor and one or more of its Subsidiaries or between one or more Subsidiaries of the Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power is at the time owned or controlled, directly or indirectly, by: (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified or the context shall otherwise require, “Subsidiary” means a Subsidiary of the Guarantor.

(Section 101)

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual debt securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

The underwriters for the debt securities will designate the accounts to be credited. However, if we have offered or sold the debt securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of debt securities take physical delivery of such securities. Those laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered owners or holders of these debt securities under the indenture.

Payments of principal of, and any premium and interest on, the individual debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with debt securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	we deliver to the trustee for debt securities of such series in registered form a company order stating that the debt securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to debt securities of such series.

Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

Registration of Transfer

You may transfer or exchange certificated debt securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange. (Section 305)

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We are not required to:

•	issue, register, transfer or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the debt securities of the series selected for redemption and ending at the close of business on the day of the transmission;

•	register, transfer or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•	exchange any bearer debt securities selected for redemption except if a bearer debt security is exchanged for a registered debt security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

Exchange

At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)

Defeasance

Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to an applicable series of debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

•	complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations, with minor exceptions, under the indenture with respect to the debt securities, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

•	complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

(Sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•	cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any additional series of debt securities as provided in the indenture;

•	add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect;

•	add guarantees with respect to the securities of such series or confirm and evidence the release, termination or discharge of any such guarantee when such release is permitted by the indenture; or

•	modify the indenture as may be necessary or desirable in accordance with amendments to the TIA.

(Section 901)

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•	reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•	reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption or adversely affect any applicable right to convert or exchange any debt securities into other securities;

•	make any change in the ranking or priority of any debt security that would adversely affect the holders of the debt security; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required to supplement the indenture or to waive any of its provisions.

(Section 902)

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	if less than all outstanding debt securities of a particular series are to be redeemed, the identification of the particular debt securities to be redeemed, including the CUSIP number;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest or, in the case of OID debt securities, OID will cease to accrue; and

•	if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

Prior to 10:00 am New York City time on any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103)

After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities. (Section 112)

DESCRIPTION OF KRAFT HEINZ CAPITAL STOCK

Kraft Heinz is authorized to issue five billion (5,000,000,000) shares of common stock, par value $0.01 per share, and nine hundred twenty thousand (920,000) shares of preferred stock, par value $0.01 per share. As of July 3, 2016, there were 1,217,354,448 shares of common stock outstanding and held of record by approximately 55,500 stockholders, and no shares of preferred stock issued. As of July 3, 2016, there were 22,872,780 shares of common stock reserved for issuance under Kraft Heinz’s outstanding stock options and other stock awards.

Under Kraft Heinz’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Kraft Heinz may issue preferred stock in one or more series, with preferences, limitations and rights as authorized by our board of directors, to the extent permitted by Delaware law. Kraft Heinz will distribute a prospectus supplement with regard to any series of preferred stock offered under this prospectus. Any applicable prospectus supplement will describe, as to the preferred stock to which it relates, the title of the series, voting rights of the holders, dividends, if any, payable with regard to the series, redemption terms, liquidation preference, conversion rights and any other material terms of the series. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding. The issuance of preferred stock may adversely affect the rights of Kraft Heinz’s common shareholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock of The Kraft Heinz Company. Kraft Heinz has no current intention to issue any additional shares of preferred stock. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “KHC.” All outstanding shares of common stock are validly issued, fully paid and nonassessable. The description of the terms of our preferred stock and common stock is not complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated by-laws. To find out where copies of these documents can be obtained, please see the section of this prospectus entitled “Where You Can Find More Information.”

Dividend and Liquidation Rights

Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of Kraft Heinz’s common stock are entitled to receive dividends when and as declared by its board of directors from assets or funds legally available therefore. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that Kraft Heinz’s board of directors deems relevant. Kraft Heinz’s board of directors will make all decisions regarding the payment of dividends from time to time in accordance with applicable law. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon Kraft Heinz’s dissolution, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to Kraft Heinz’s stockholders.

Voting and Other Rights

Each share of common stock outstanding is entitled to one vote on all matters on which stockholders generally are entitled to vote. However, except as required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding class or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Certificate of Incorporation or the DGCL.

Kraft Heinz’s by-laws provide that, except as required by law, the Certificate of Incorporation or the rules of any stock exchange upon which Kraft Heinz’s capital stock is listed, all corporate actions to be taken by vote of the shareholders shall be authorized by a majority of the votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the shareholders of such class or series who are present in person or represented by proxy shall be the act of such class or series; provided that the election of directors shall be determined by the vote of a majority of the votes cast or a plurality.

The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions.

Anti-takeover Effects of Certain Provisions of the Kraft Heinz Charter and the Kraft Heinz By-Laws

General

The Kraft Heinz Certificate of Incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that could make it more difficult to acquire control of the company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Certificate of Incorporation does not grant shareholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under the Certificate of Incorporation provides the company with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow the company to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the company’s shareholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which Kraft Heinz’s securities may be listed. The board of directors will have the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Shareholder Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken at any annual or special meeting of the shareholders of Kraft Heinz may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding capital stock of Kraft Heinz having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted. 3G Global Food Holdings L.P. and Berkshire Hathaway Inc. collectively own approximately 51% of Kraft Heinz’s outstanding common stock. To the extent that 3G Global Food Holdings L.P. and Berkshire Hathaway Inc. collectively hold a majority of common stock, they have the power to adopt amendments of the Certificate of Incorporation or take other actions that require not less than a majority of votes of holders of outstanding common stock to authorize such action.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement or a post-effective amendment to our registration statement, a description of any other debt securities, preferred stock, depositary shares, warrants, purchase contracts, guarantees or units that we or any selling securityholder may offer pursuant to this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment, or in other filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the offered securities: (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. Any selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Sales of shares of common stock and other securities also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on a national securities exchange or automated trading and quotation system on which the common stock or other securities are listed, in the over-the-counter market, in hedging or derivatives transactions, negotiated transactions, through options transactions relating to the shares (whether these options are listed on an options exchange or otherwise), through the settlement of short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The securities may also be exchanged for satisfaction of the selling securityholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers. Any shares of common stock offered under this prospectus will be listed on the Nasdaq Global Select Market (or such other stock exchange or automated quotation system on which the common stock is listed), subject to official notice of issuance.

The selling securityholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

EXPERTS

The consolidated financial statements of The Kraft Heinz Company and its subsidiaries (Successor) incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Kraft Heinz Company for the year ended January 3, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of H. J. Heinz Company and its subsidiaries (Predecessor) incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Kraft Heinz Company for the year ended January 3, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Kraft Foods Group, Inc. and its subsidiaries included in The Kraft Heinz Company’s Current Report on Form 8-K dated July 7, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Unless otherwise stated in an applicable prospectus supplement, Paul, Weiss, Rifkind, Wharton & Garrison LLP will pass upon the validity of the debt securities, depositary shares, warrants, purchase contracts, guarantees, common stock, preferred stock and units. Certain matters involving the laws of Pennsylvania will be passed upon for us by McGuireWoods LLP, Pittsburgh, Pennsylvania, our Pennsylvania counsel.

KRAFT HEINZ FOODS COMPANY

Guaranteed by The Kraft Heinz Company

$300,000,000 3.375% Senior Notes due 2021

$1,600,000,000 4.000% Senior Notes due 2023

$1,100,000,000 4.625% Senior Notes due 2029

Prospectus Supplement

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

J.P. Morgan

Citigroup

Wells Fargo Securities

Goldman Sachs & Co. LLC

Morgan Stanley

Senior Co-Managers

Deutsche Bank Securities

HSBC

Mizuho Securities

RBC Capital Markets

Credit Agricole CIB

MUFG

Santander

SMBC Nikko

BNP PARIBAS

Credit Suisse

Co-Managers

Rabo Securities

Standard Chartered Bank

June 4, 2018